Exhibit F-1(b)



                 [Letterhead of Berlack, Israels & Liberman LLP]


                                          January 14, 2000



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

            Re:   SEC File No. 70-8409
                  --------------------

Ladies and Gentlemen:

            We refer to our opinion, dated February 14, 1995, filed as Exhibit F-1 to the Declaration on Form U-1, dated April 5, 1994, under the Public Utility Holding Company Act of 1935 (the "Act"), filed by Jersey Central Power & Light Company ("JCP&L"), Metropolitan Edison Company ("Met-Ed"), Pennsylvania Electric Company ("Penelec"), and GPU, Inc., ("GPU") (collectively, the "GPU Companies"), which has been docketed in SEC File No. 70-8409 and our opinion dated November 26, 1996, filed as Exhibit F-1(a) to Post-Effective Amendment No. 2 to the Declaration dated November 22, 1996. (The Declaration, as so amended and post-effectively amended, is hereinafter referred to as the "Declaration".)

            The Declaration contemplated, among other things, the organization by GPU of GPU Generation, Inc. ("GENCO") as a new, wholly-owned subsidiary company, which would undertake responsibility, among other things, for the operation, maintenance and rehabilitation of all non-nuclear generation facilities owned and/or operated by the GPU Companies pursuant to an operating agreement between GENCO and the GPU Companies. The Declaration further contemplated that GENCO could also construct any new non-nuclear generation facilities which the GPU Companies would require in the future. The Declaration further contemplated that GPU would acquire for cash all of the 2,500 authorized shares of GENCO's common stock, par value $20 per share, for a price of $20 per share or an aggregate consideration of $50,000 and would also be authorized to make open account advances to GENCO from time to time up to an amount outstanding at any time of not more than $1 million. The Declaration further contemplated, among other things, the performance by GENCO of services for exempt wholesale generators and foreign utility companies, as defined in sections 32 and 33 of the Act.

            For many years, we have participated in various proceedings related to the issuance and sale of securities by GPU and the GPU Companies, and we are familiar with the terms of the outstanding securities of the corporations comprising the GPU holding company system.



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Securities and Exchange Commission
January 14, 2000
Page 2

            In addition to the matters set forth in our previous opinions dated February 14, 1995 and November 22, 1996, we have examined a copy of the Commission's Order, dated July 22, 1997, permitting the Declaration, as then amended, to become effective. We have also examined a copy of the Certificate Pursuant to Rule 24 of Completion of Transactions, dated this date, with which this opinion is being filed as an exhibit, certifying as to the completion of the transactions contemplated by the Declaration. We have also examined such other instruments, agreements and other documents and made such further investigation as we have deemed necessary as a basis for this opinion.

            We are members of the Bars of the States of New York and New Jersey and do not purport to be experts on the laws of any jurisdiction other than the laws of the States of New York and New Jersey and the federal laws of the United States. As to all matters herein which are governed by the laws of the Commonwealth of Pennsylvania, we have relied upon the opinion of Ryan, Russell, Ogden & Seltzer LLP which is being filed as Exhibit F-3(a) to such Certificate Pursuant to Rule 24.

            Based upon the foregoing, we are of the opinion that,

               (a) all State laws applicable to the proposed transactions have been complied with; and

               (b) the consummation of the transactions proposed in the Declaration did not violate the legal rights of the holders of any securities issued by GPU or any "associate company" thereof, as defined in the Act.

           We hereby consent to the filing of this opinion as an exhibit to the aforesaid Certificate Pursuant to Rule 24 and in any proceedings before the Commission that may be held in connection therewith.

                                   Very truly yours,


                                   BERLACK, ISRAELS & LIBERMAN LLP